Exhibit 99.6

THIS SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), APPLICABLE STATE SECURITIES LAWS OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH UNDERLYING SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, RENOUNCED OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER THE ACT, APPLICABLE STATE SECURITIES LAWS, AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (AS HEREINAFTER DEFINED) THAT SUCH REGISTRATION IS NOT REQUIRED.

SCIPHER MEDICINE CORPORATION

SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE

CN2026-[●]

$[●]	[●], 2026

FOR VALUE RECEIVED, Scipher Medicine Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of [●] (the “Purchaser”), the principal sum of $[●], together with interest thereon, upon the written demand of the Requisite Purchasers at any time after August 5, 2027 (the “Maturity Date”) (unless this Note is sooner converted, prepaid or accelerated hereunder in accordance with the terms and conditions hereof). Interest on the outstanding principal amount shall accrue at the rate of ten percent (10%) per annum from the date hereof until the Maturity Date and at the rate of thirteen percent (13%) per annum from the Maturity Date, in each case, computed on a monthly basis. This Note is issued pursuant to the terms of that certain Convertible Note Purchase and Investment Obligation Agreement, dated as of March 5, 2026, as amended (the “Note Purchase Agreement”), by and between the Company and, among others, the Purchaser, and is one in a series of like Convertible Promissory Notes issued pursuant to the Note Purchase Agreement and successively numbered with the designation “CN2026-” (any such outstanding notes and together with any subsequently issued notes with the “CN2026-” designation, collectively, the “Notes”). The principal amount hereof and all accrued and unpaid interest shall become due on the earlier to occur of the written demand of the Requisite Purchasers following the Maturity Date or an Event of Default (as defined in Section 6), but shall be payable only if this Note is not converted or satisfied pursuant to Section 5 prior thereto as set forth below. This Note is a general unsecured obligation of the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

1. Priority. The Notes shall be senior in all respects (including right of payment) to all other indebtedness of the Company now existing, including the Prior Notes (as defined in the Note Purchase Agreement). While any Notes are outstanding, the Company hereby covenants and agrees not to issue any debt (other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course of business) more senior to the Notes without the prior written consent of the Requisite Purchasers. Purchaser acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Notes. In the event Purchaser receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Purchaser shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

2026 Convertible Promissory Note

2. Payment. All payments of principal and any interest hereunder shall be payable in lawful money of the United States of America at the principal office of the Purchaser. The Company shall not prepay this Note without the written agreement of the Requisite Purchasers, in which case any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid. Any prepayment of this Note will be credited first to accrued interest, then to principal. Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

3. Conversion of Note.

(a) Definition. “Qualified Financing” shall mean any venture capital, institutional or other investor (including the Purchaser) bona fide financing or series of related financings involving the issuance of shares of a class of convertible preferred stock of the Company occurring after the date of this Note (an “Equity Financing”) resulting in gross proceeds to the Company of not less than Twenty Five Million Dollars ($25,000,000.00) in cash (excluding any non-dilutive proceeds from business development transactions, the conversion of the Notes and the conversion of any other convertible debt securities) and led by an investor or group of investors who are not existing stockholders of the Company; provided, however, that a private investment in public equity transaction (a “PIPE”) shall not constitute a Qualified Financing for purposes hereof.

(b) Automatic Conversion of Note Upon Closing of a Qualified Financing. If this Note remains outstanding at the time of the closing of a Qualified Financing, the entire outstanding principal amount of this Note and all accrued and unpaid interest as of such time shall convert automatically (i) if Purchaser is not a Defaulting Preferred Stockholder, into fully paid and nonassessable shares of convertible preferred stock of the Company of the same class or series and having the identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the convertible preferred stock issued to the cash investors at the time of the closing of the Qualified Financing (“Qualified Securities”), at a conversion price equal to the Applicable Discount Rate of the lowest per share price of the convertible preferred stock of the Company issued to the cash investors as part of the closing of the Qualified Financing or (ii) if Purchaser is a Defaulting Preferred Stockholder, into fully paid and nonassessable shares of Common Stock of the Company, at a conversion price equal to the lowest per share price of the convertible preferred stock of the Company issued to the cash investors as part of the closing of the Qualified Financing multiplied by ten (10).

2026 Convertible Promissory Note

(c) Voluntary Conversion of Note Upon Closing of a Non-Qualified Financing. If this Note remains outstanding at the time of the closing of an Equity Financing by the Company that is not a Qualified Financing, (i) if Purchaser is not a Defaulting Preferred Stockholder, the Purchaser may elect (on behalf of itself) to treat such Equity Financing as a Qualified Financing by written notice to the Company and (ii) if such Equity Financing results in gross proceeds to the Company of not less than Ten Million Dollars ($10,000,000.00) in cash from new money investors (excluding any non-dilutive proceeds from business development transactions, the conversion of the Notes and the conversion of any other convertible debt securities), the Requisite Purchasers may elect (on behalf of all Purchasers) to treat such Equity Financing as a Qualified Financing by written notice to the Company and the Purchasers (each, a “Voluntary Conversion Election”). Following a Voluntary Conversion Election, the provisions of Section 3(b) shall apply to the applicable Equity Financing as if such Equity Financing was a Qualified Financing.

(d) Conversion Procedures. The Company shall give notice of any Equity Financing to the Purchaser as soon as practicable but in no event less than ten (10) business days before the closing of such Equity Financing. Such notice shall specify the anticipated date of such closing, whether or not such Equity Financing is a Qualified Financing, the reasonably anticipated number of shares of Qualified Securities to be issued by the Company upon such Qualified Financing, and the amount of cash adjustment to be paid in respect of any fractional interest in the Qualified Securities as provided in Section 3(e). Following a Qualified Financing or an Equity Financing for which there has been a Voluntary Conversion Election, the Purchaser shall surrender this Note at the office of the Company or of its transfer agent for the applicable amount of shares of Qualified Securities and will deliver to the Company any documentation reasonably required by the Company (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing). Thereupon, there shall be issued and delivered to the Purchaser a certificate representing the number of shares of Qualified Securities into which this Note is convertible. The Company shall not be obligated to issue any Qualified Securities issuable upon such conversion unless this Note and any such applicable documentation is either delivered to the Company or any such transfer agent or the Purchaser notifies the Company or any such transfer agent that this Note has been lost, stolen or destroyed and executes a reasonable indemnification agreement for the Company.

(e) Cash in Lieu of Fractional Shares. No fractional share or interest in any securities of the Company or scrip representing fractional shares or interests shall be issued upon any conversion of this Note. Instead of any fractional shares or interest in any securities of the Company which would otherwise be issuable upon any conversion of this Note, the Company shall pay to the Purchaser a cash adjustment in respect of such fraction in an amount equal to the same fraction of the price per share at which this Note is converted into such securities of the Company under this Section 3.

(f) Cancellation of Note. Upon the conversion of the entire principal amount of this Note and accrued and unpaid interest pursuant to this Section 3 this Note shall be canceled.

2026 Convertible Promissory Note

4. Treatment upon Change of Control. In the event of (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a merger, consolidation or other business combination with any other entity in which the stockholders of the Company immediately prior to any such transaction hold less than a majority of the outstanding voting securities of the other entity, or its ultimate parent entity, immediately following such transaction or (iv) a Deemed Liquidation Event (as defined in the Restated Certificate) (any such event, a “Change of Control”) prior to the conversion of this Note, the Company shall pay to the Purchaser, upon the closing of the Change of Control, and in full satisfaction of this Note, (a) if the Purchaser is not a Defaulting Preferred Stockholder, an amount equal to the lesser of (i) (A) five (5) times the then-outstanding total principal amount plus (B) any unpaid interest then-outstanding under this Note and (ii) the maximum amount permissible under applicable law and (b) if Purchaser is a Defaulting Preferred Stockholder, an amount equal to the then-outstanding total principal amount plus any unpaid interest then-outstanding under this Note ((a) and (b), as applicable, a “Change of Control Premium”). The Company shall notify the Purchaser in writing of the anticipated occurrence of a Change of Control at least ten (10) days prior to the closing thereof.

5. Treatment upon Reverse Merger. Notwithstanding anything to the contrary in Section 3 or Section 4, if the Company consummates a Reverse Merger while this Note is outstanding and before the Merger Agreement (as defined in the Note Purchase Agreement) terminates, this Note will be satisfied in full and canceled. In exchange, the Purchaser shall receive that number of the ATM Shares equal to the principal amount of this Note divided by the purchase price that that applied to the Company’s purchase of the ATM Shares under the ATM Program, rounded down to the nearest whole share. The Company will hold that number of ATM Shares for the benefit of the Purchaser, but until transferred such ATM Shares shall remain assets of the Company available to its creditors generally. Such ATM Shares shall be deemed transferred to the Purchaser immediately prior to, and contingent upon, the closing of the Reverse Merger, and the Company shall deliver such ATM Shares to the Purchaser as soon as practicable thereafter. If the Reverse Merger does not close, no deemed transfer occurs. The number of ATM Shares to be delivered to Purchaser hereunder shall not be adjusted for changes in Chemomab’s share price while the October Notes are outstanding, accrued interest on this Note or other October Notes, or otherwise, and the Purchaser shall bear the risk of any decline and receive the benefit of any increase in the value of the ATM Shares. If the Merger Agreement terminates before the Reverse Merger closes, this Note shall remain outstanding in accordance with its terms and shall not be convertible into or exchangeable for ATM Shares, and the Company shall retain the ATM Shares as a general corporate asset.

For purposes of this Note, a “Reverse Merger” means a consolidation or merger of the Company with or into any other corporation which transaction is not a Change of Control and in which the Company’s equity holders receive shares of common stock of a publicly traded company and includes, for the avoidance of doubt, the Strategic Transaction.

6. Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) The Company shall fail to pay any principal, interest or other amount payable hereunder when and as the same shall become due and payable;

2026 Convertible Promissory Note

(b) The Company shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Company or of all or a substantial part of the assets of the Company, (2) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (7) take any corporate action for the purpose of effecting any of the foregoing;

(c) Without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Company: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt; the appointment of a trustee, receiver, liquidator or the like of the Company or of all or any substantial part of the assets of the Company; or other like relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by the Company, the same shall continue undismissed, or unstayed and in effect for any period of ninety (90) consecutive days, or an order for relief against the Company shall be entered in any case under the Federal Bankruptcy Code or applicable state bankruptcy laws;

(d) The Company shall default in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms of this Note; or

(e) The Company shall be in material default under any material agreement, instrument or other document relating to any indebtedness for money borrowed or capital lease.

If any Event of Default shall occur, then, and at any time thereafter while such Event of Default is continuing, the Requisite Purchasers by written notice to the Company may declare the entire unpaid principal amount of this Note, together with all accrued and unpaid interest thereon, to be due and payable immediately. Notwithstanding the above, if there shall occur an Event of Default under clause (b) or (c) above, then the outstanding principal together with any outstanding accrued but unpaid interest under this Note shall automatically become immediately due and payable without the necessity of any action by the Requisite Purchasers or presentment, demand, protest or notice of any kind to the Company, all of which are expressly waived.

7. Most Favored Nation. If the Company shall, at any time while this Note is outstanding, (a) issue any new convertible debt securities, SAFEs or other convertible securities for capital raising purposes or (b) amend the terms of any existing convertible debt securities, SAFEs or other convertible securities issued for capital raising purposes, in each case, to include terms more favorable to the holder(s) of such convertible debt securities, SAFEs or other convertible securities than those set forth in this Note, the Company shall notify the Purchaser of such more favorable terms and such Purchaser shall have the right to exchange such Purchaser’s Notes for a substitute convertible note on substantially the terms of such other more favorable convertible debt securities, SAFEs or other convertible securities (excluding, for the avoidance of doubt, convertible preferred stock of the Company issued in an Equity Financing) unless the Requisite Purchasers waive such right of notice or exchange; provided, however that this Section 6 shall not apply to the Applicable Discount Rate of any Notes issued pursuant to the Note Purchase Agreement. This Section 7 shall automatically terminate and be of no further force or effect with respect to any Purchaser who becomes a Defaulting Preferred Stockholder.

2026 Convertible Promissory Note

8. General.

(a) Miscellaneous. This Note shall be governed by the terms of the Note Purchase Agreement. To the extent there is any conflict between the terms of the Note Purchase Agreement and the terms of this Note, the terms of the Note Purchase Agreement shall govern. Sections 6.2 (Successors and Assigns), 6.3 (Governing Law), 6.4 (Counterparts), 6.5 (Titles and Subtitles), 6.6 (Notices), 6.9 (Amendment and Waivers), 6.10 (Severability), 6.11 (Delays or Omissions), 6.12 (Entire Agreement), 6.13 (Dispute Resolution) and 6.15 (Waiver of Conflicts) of the Note Purchase Agreement shall apply mutatis mutandis as if set forth herein.

(b) Transfer. This Note may not be pledged, sold, assigned or otherwise transferred by the Purchaser unless the proposed disposition is the subject of a currently effective registration statement under the Act, or unless the Company has received an opinion of counsel reasonably satisfactory in form and scope to the Company that such registration is not required. The Company will not require such a legal opinion in any transaction in which the Purchaser assigns or otherwise transfers this Note to an Affiliate of the Purchaser; provided that each transferee agrees in writing to be subject to the terms of this Section 7(b). The rights and obligations of the Company and the Purchaser under this Note shall be binding upon and benefit their respective successors, assigns, heirs, administrators and permitted transferees.

(c) No Rights or Liabilities as Stockholder. This Note does not by itself entitle the Purchaser to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Purchaser, shall cause the Purchaser to be a stockholder of the Company for any purpose.

***

2026 Convertible Promissory Note

IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

COMPANY:

SCIPHER MEDICINE CORPORATION

By:
Name:	Reginald Seeto
Title:	Chief Executive Officer and President

Signature Page to Scipher Medicine Corporation

2026 Senior Convertible Promissory Note

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